UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FILED PURSUANT TO RULE 424(b)(4)
SEC FILE NUMBER 333-109990

PROSPECTUS

MELT INC.
A NEVADA CORPORATION

13,230,000 SHARES OF COMMON STOCK OF MELT INC.
_________________________________

This prospectus relates to 13,230,000 shares of common stock of Melt Inc., a Nevada corporation, which may be resold by selling stockholders named in this prospectus. The shares were acquired by the selling shareholders directly from us in private offerings that were exempt from registration requirements of the Securities Act of 1933. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders will sell their shares of our common stock at a price of $0.10 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for expenses of this offering.

Our business is subject to many risks and an investment in our common stock will involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 4 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is January 22, 2004.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

As used in this prospectus, the terms "we", "us", "our", and "Melt" mean Melt Inc. and our wholly owned subsidiary, Melt (California) Inc., unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

Our company, Melt Inc., intends to develop, own and operate gourmet Italian style ice cream and coffee shops (gelaterias) under the "Melt - gelato italiano" trade name, offering for sale Italian gelato (ice cream), coffee and related products, pastries and confections. We intend to open store locations initially in southern California. We opened our first gelateria in southern California on November 28, 2003. We were incorporated on July 18, 2003 under the laws of the State of Nevada. Our registered office in Nevada is located at 6100 Neil Road, Suite 500, Reno, Nevada 89511. Our principal executive offices are located at 14 John Dykes Avenue, Vaucluse, New South Wales, Australia 2030. Our telephone number is 011-61-421-348-610.

We have one wholly-owned subsidiary, Melt (California) Inc., a California corporation incorporated on August 6, 2003. Its registered office is located at 7955 Haskell Ave #8, Van Nuys, CA, 91406.

We are a development stage company and have not generated any material revenues or acquired any significant assets, other than the initial investments made by our shareholders. We only commenced our operations on November 28, 2003. In order to fund our plan of operation, we anticipate that we will require approximately $4.95 million (excluding any cash received from sales made in the gelaterias and depreciation) through December 31, 2004.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the consolidated financial statements for the period ended September 15, 2003, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 13,230,000 shares of our common stock, which represents approximately 70% of our outstanding shares of common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at $0.10 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Please see the "Plan of Distribution" section at page 15 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

There were 18,730,000 shares of our common stock issued and outstanding as at December 31, 2003.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements from July 18, 2003 (date of inception) to the period ended September 15, 2003 including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis" beginning on page 23 of this prospectus.

From July 18, 2003 (Date of Inception) to September 15, 2003(1)
Revenue	$Nil
Net Loss for the Period	$9,800
Loss Per Share - basic and diluted	$(0.03)
As at September 15, 2003
Working Capital	$301,750
Total Assets	$317,550
Total Number of Issued Shares of Common Stock	18,730,000
Deficit	$9,800
Total Stockholders' Equity	$301,750

(1) Our company was incorporated on July 18, 2003 and has not completed a full financial fiscal year.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO OUR BUSINESS

We have had negative cash flows from operations, have not generated any material revenues from operations and if we are not able to obtain further financing our business operations may fail.

To date we have had negative cash flows from operations and we have been dependent on sales of our equity securities to meet our cash requirements. We incurred a loss of $(9,800) for the period ended September 15, 2003. As of September 15, 2003, we had working capital of $301,750. We do not expect positive cash flow from operations in the near term. As of September 15, 2003, we received an aggregate of $311,550 gross proceeds from two private placement financings in which we sold shares of our common stock. We have estimated that we will require up to $4,950,000 (excluding any cash received from sales made in the gelaterias and depreciation) to carry out our business plan in the year ended December 31, 2004. We anticipate that the funds we have raised in the last private placements may be sufficient to satisfy our cash requirements for the balance of the year ended December 31, 2003. However, there is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

- we incur unexpected costs in the opening of our initial retail locations;

- we are unable to create a substantial market for our products; or

- we incur any significant unanticipated expenses.

The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans and achieve a profitable level of operations.

We have spent a further $175,000 for the construction of our first retail location. Because we cannot anticipate when we will be able to generate significant revenues from our business operations, we will need to raise additional funds to continue develop our business for other locations, to respond to competitive pressures, or to respond to unanticipated requirements or expenses. We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of our retail gelato bar and our business model. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing shareholders. Furthermore, there is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay our future indebtedness or that we will not default on our future debts, jeopardizing our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct business, which might result in the loss of some or all of your investment in our common stock. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be forced to discontinue our business.

We have only commenced our business operations in July, 2003 and we have a limited operating history. If we cannot successfully manage the risks normally faced by start-up companies, our business may fail.

We have a limited operating history. Our operating activities since our incorporation on July 18, 2003 consisted primarily of developing our business plan, establishing our subsidiary and opening our first retail location. Our prospects are subject to the risks and expenses encountered by start up companies, such as uncertainty regarding level of future revenue and inability to budget expenses and manage growth accordingly, uncertainty regarding acceptance of our products and retail operations and inability to access sources of financing when required and at rates favorable to us. Our limited operating history and the highly competitive nature of the retail confectionery industry make it difficult or impossible to predict future results of our operations. We may not establish a customer following that will make us profitable, which might result in the loss of some or all of your investment in our common stock.

The fact that we have not earned any material revenues since our incorporation and we are a development stage company raises substantial doubt about our ability to continue as a going concern or to establish and operate a successful business. If we are unable to establish and generate revenues our business will fail and you may lose some or all of your investment in our common stock.

We are in the development stage and have not generated any material revenues since our inception on July 18, 2003. We will, in all likelihood, continue to incur operating expenses without significant revenues until our retail operations become fully operational and gain significant popularity with customers in southern California. As at September 15, 2003, we raised $311,550 through the sale of shares of our common stock. We estimate our total operating expenses and costs of sales, including expenses in completing construction of 12 retail outlets, to be approximately $4,950,000 (excluding any cash received from sales made in the gelaterias and depreciation) through the year ended December 31, 2004. At this rate we will not be able to maintain our operations without generating significant revenues from our operations. Our primary source of funds has been the sale of our common stock. We cannot assure that we will be able to generate enough interest in potential consumers for our products. If we cannot attract a significant number of customers, we will not be able to generate any significant revenues or income. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors' report on the financial statements for the period ended September 15, 2003. If we are unable to establish and generate revenues our business will fail and you may lose some or all of your investment in our common stock.

All of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

All of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them.

If we are unable to protect our trade name, our efforts to increase public recognition of our "Melt" brand may be impaired and we may be required to incur substantial costs to protect our trade name.

We currently have made an application for the trade name "MMelt" and "Melt-gelato italiano". However, these measures may not be adequate to prevent the unauthorized use of our trade names. We may be unable to prevent third parties from acquiring and using names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. Any claims, by or against us, could be time consuming and costly to defend or litigate, divert our attention and resources and result in the loss of goodwill associated with our trade names.

The establishment and maintenance of brand identity of our "Melt" brand gelato products is critical to our future success. If we are unable to promote and maintain our "Melt" brand our business could fail.

Since we expect that substantially all of our revenues will be generated from customer retail purchases of our gelato and related products at our retail outlets, market acceptance of our products is critical to our future success. Factors such as market positioning, retail locations, the availability and price of competing products (in particular, frozen deserts), and the introductions of new products will affect the market acceptance of our business.

We believe that establishing and maintaining brand identity of our products will increase the appeal of our products and retail locations to prospective customers. Consumer recognition and a preference of our "Melt" brand products over similar products offered by our competition will be critical to our future success. Promotion and enhancement of our gelato and related products will depend largely on our success in continuing to provide high quality products. In order to attract and retain customers and to promote and maintain our "Melt" brand in response to competitive pressures, we may increase our financial commitment to creating and maintaining a distinct brand loyalty among our customers. Currently, given the large number of factors and variables in achieving and maintaining consumer recognition and brand loyalty, we cannot anticipate or estimate how much we may be required to spend to establish such loyalty. If we are unable to provide high quality products, or otherwise fail to promote and maintain our "Melt" brand, incur excessive expenses in an attempt to improve, or promote and maintain our brand, we may not be able to successfully implement our business plan and achieve a profitable level of operations.

Due to the nature of our products, we will be subject to specific risks unique to the retail frozen desert industry.

Specialty retail food businesses such as ours are often affected by changes in consumer and competitive conditions, including changes in consumer tastes; national, regional, and local economic conditions and demographic trends; and the type, number, and location of competing businesses. Adverse publicity resulting from food quality, illness, injury, or other health concerns or operating issues stemming from one of our products may adversely affect our retail operations. We, as well as our competitors, are subject to the foregoing risks, the occurrence of any of which would impair or prevent our efforts to establish and expand our frozen desert operations. The occurrence of such risks may result in an investor losing some or all of their investment in our common stock.

We are currently dependent upon one supplier for the supply of our gelato products.

We have entered into an agreement with P.G.I. of Saugatuk, Inc. for the supply of the Italian gelato to our retail locations. The agreement is terminable at the will of either party. Our reliance on this supplier, as well as industry supply conditions generally, subject us to various risks, including the possibility of a shortage or lack of availability of Italian gelato, quality control problems, increases in costs and lack of control over delivery schedules, any of which would negatively affect our sales and revenues. In situations where we are unable to rectify supply or quality problems associated with the gelato supplied to us, costly delays could result. Although we believe that our supplier has current manufacturing capabilities to enable it to produce and supply sufficient quantities of gelato, there is no assurance that this will be adequate for future growth.

Because we face intense competition, an investment in our company is highly speculative.

The retail confectionery industry is characterized by intense and substantial competition. We believe that our business will have to compete with large and established ice cream retailers such as Ben & Jerry's, Hagendas, Dreyers, Baskin Robins, Dairy Queen and Stone Cold Creamery Company (information on these companies does not form part of this prospectus), as well as other small to medium sized ice cream and gelato business entities that provide similar products.

A number of our competitors are well established, substantially larger and have substantially greater market recognition, greater resources and broader distribution capabilities than we have. These existing and future competitors may be able to respond more quickly to new or changing opportunities, product and customer requirements than us and may be able to undertake more extensive promotional activities, offer more retail locations to customers and adopt more aggressive pricing policies than we do. Increased competition by these existing and future competitors could materially and adversely affect our ability to commence, maintain, or expand our operations.

Our operations are subject to governmental regulation associated with the food service industry, the operation and enforcement of which may restrict our ability to carry on our business.

We are in the perishable food industry. The development, manufacture and marketing of products sold by us will be subject to extensive regulation by various government agencies, including the U. S. Food and Drug Administration and the U.S. Federal Trade Commission ("FTC"), as well as various state and local agencies. These agencies regulate production processes, product attributes, packaging, labeling, advertising, storage and distribution. These agencies establish and enforce standards for safety, purity and labeling. In addition, other governmental agencies (including the U.S. Occupational Safety and Health Administration), establish and enforce health and safety standards and regulations in the workplace, including those in our retail locations. Our retail locations will be subject to inspection by federal, state, and local authorities. We will seek to comply at all times with all such laws and regulations. We will obtain and maintain all necessary permits and licenses relating to our operations, and will ensure that our facilities and practices comply with applicable governmental laws and regulations. Nevertheless, there is no guarantee that we will be able to comply with any future laws and regulations. Our failure to comply with applicable laws and regulations could subject us to civil remedies including fines, injunctions, recalls or seizures as well as potential criminal sanctions.

As a result of such regulations we may encounter a variety of difficulties or extensive costs, which could delay or preclude us from marketing our products or continuing or expanding our operations. We cannot predict if all necessary approvals will be granted or that if granted, any approval will be received on a timely basis. If approvals are not obtained or are delayed, this may also preclude us from marketing our products or continuing or expanding our operations.

Because we depend or two of our current employees, if we are required to replace them and we cannot hire and retain other qualified personnel, we might be forced to discontinue our operations.

Since our inception on July 18, 2003, our president, chief executive officer, secretary and director, Mr. Clive Barwin, and our vice-president and director, Mr. Brandon Barwin, our key employees, have handled all of the responsibilities in the area of corporate administration, business development and research. In addition, Mr. Clive Barwin has also provided us with capital raising services. The loss of the services of either of Clive Barwin or Brandon Barwin, or the inability to identify, hire, train and retain other qualified directors, executive officers or personnel in the future would have a material adverse affect on our business, financial condition and operating results. We do not maintain any life insurance policies on any of these directors, executives, or key personnel for our benefit. The shares owned by Messrs. Barwin are not being registered for resale under this registration statement. When allowed, if they sell all or most of their common stock, they may no longer have an incentive to remain with us, which would damage our business.

Because our officers, directors and principal shareholders control a substantial portion of our common stock, investors will have little or no control over our management or other matters requiring shareholder approval.

Our officers and directors and their affiliate, in the aggregate, beneficially own 29.4% of issued and outstanding shares of our common stock. As a result, they have the ability to exert significant influence over matters affecting minority shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because our officers, directors and one of our principal shareholders (specifically Glynis Sive, the wife of Clive Barwin) can exercise such influence over the company, investors may not be able to replace our management if they disagree with the way our business is being run. Because control by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

Because we do not have sufficient insurance to cover any losses that may arise, we might have uninsured losses, increasing the possibility that you would lose your investment.

We may incur uninsured liabilities and losses as a result of the conduct of our business. We do not currently maintain any comprehensive liability or property insurance. Even if we obtain such insurance in the future, we may not carry sufficient insurance coverage to satisfy potential claims. We do not carry any business interruption insurance. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

Because we can issue additional common shares, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 100,000,000 common shares, of which 18,730,000 are issued and outstanding. Our board of directors has the authority to cause our company to issue additional shares of common stock or issue warrants or options to purchase shares of common stock without the consent of any of our shareholders. Consequently, our shareholders may experience more dilution in their ownership of our company in the future.

RISKS ASSOCIATED WITH OUR COMMON STOCK

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Because we do not intend to pay any dividends on our common shares, investors seeking dividend income or liquidity should not purchase shares in this offering.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. We currently have no revenues and a history of losses, so there can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our shares, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, who currently do not intend to pay any dividends on our common shares for the foreseeable future.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 70% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules promulgated by the Securities and Exchange Commission (see above and the "Market for Common Equity and Related Stockholder Matters" section at page 27 for discussions of penny stock rules), the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 4 to 10, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 13,230,000 shares of common stock which were issued pursuant to several private placement offerings made by us pursuant to Regulation S promulgated under the Securities Act.

The selling stockholders will sell their shares of our common stock at $0.10 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder.

DETERMINATION OF OFFERING PRICE

The selling stockholders will sell their shares of our common stock at a price of $0.10 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The offering price of $0.10 per share has been determined arbitrarily and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus.

DILUTION

The common stock to be sold by the selling stockholders is 13,230,000 shares of the 18,730,000 shares of common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 13,230,000 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of December 31, 2003, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder and Position, Office or Material Relationship with Melt Inc.	Common Shares owned by the Selling Stockholder (2)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
			# of Shares	% of Class
Keith John Taylor	900,000	900,000	Nil	0%
Darryl Fain	900,000	900,000	Nil	0%
Ashley Goldberg	900,000	900,000	Nil	0%
First Rock Trustees Limited Re The Sunshine Trust(3)	900,000	900,000	Nil	0%
Roy Martin Shotland	900,000	900,000	Nil	0%
Pacific Packaging Inc.(4)	900,000	900,000	Nil	0%
Mark Hoffman	900,000	900,000	Nil	0%
The Rosenbaum Family Trust(5)	800,000	800,000	Nil	0%
Lance Rosenberg	800,000	800,000	Nil	0%
Spinite Pty Ltd.(6)	800,000	800,000	Nil	0%
Nolan Goldstein	900,000	900,000	Nil	0%
The Diamond Trust(7)	900,000	900,000	Nil	0%
The Marble Trust(8)	900,000	900,000	Nil	0%
The Norwood Trust(9)	1,800,000	1,800,000	Nil	0%
Sussan Aalam	1,000	1,000	Nil	0%
Rosil Bosco	1,000	1,000	Nil	0%
Silvia Bosco	1,000	1,000	Nil	0%
Karen Egan	1,000	1,000	Nil	0%
Gregory Gillan	1,000	1,000	Nil	0%
Joanne Gillan	1,000	1,000	Nil	0%
Paul Gillan	1,000	1,000	Nil	0%
Nicole Gillan	1,000	1,000	Nil	0%
Austin Gillan	1,000	1,000	Nil	0%
Maria Gillan	1,000	1,000	Nil	0%
Jennifer Elizabeth Grant	1,000	1,000	Nil	0%
Zeth John Grant	1,000	1,000	Nil	0%
Noel Lynam	1,000	1,000	Nil	0%
Craig Maltz	1,000	1,000	Nil	0%
Sungjin Moon	1,000	1,000	Nil	0%
Ian Leonard Plasto	1,000	1,000	Nil	0%
Loren Pogroske	1,000	1,000	Nil	0%
Alireza Saffari	1,000	1,000	Nil	0%
Heeva Shahriari	1,000	1,000	Nil	0%
Darya Shahriari	1,000	1,000	Nil	0%
Alyson Sharpe	1,000	1,000	Nil	0%
Lance Suntup	1,000	1,000	Nil	0%
Yan Ping Zhao	1,000	1,000	Nil	0%
Kurt Dalton	1,000	1,000	Nil	0%
Andre Charles Dalton	1,000	1,000	Nil	0%
Andre Dalton	1,000	1,000	Nil	0%
Exit Out Pty Ltd.(10)	1,000	1,000	Nil	0%
Lee-Anne Plasto	1,000	1,000	Nil	0%
World Wide Investments (Qld) Pty Ltd.(11)	1,000	1,000	Nil	0%
A.T.D. Finance Pty. Ltd.(10)	1,000	1,000	Nil	0%
Total:	13,230,000	13,230,000

(1) Assumes all of the shares of common stock offered are sold. Based on 18,730,000 common shares issued and outstanding on December 31, 2003.

(2) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(3) First Rock Trustees, the trustee of The Sunshine Trust, exercises dispositive and voting power with respect to the shares of common stock that The Sunshine Trust currently owns. Linda Matthews is the manager of First Rock Trustees.

(4) Farrel Barwin exercises dispositive and voting power with respect to the shares of common stock that Pacific Packaging Inc. currently owns. Farrel Barwin is the brother of Clive Barwin and the fourth cousin of Brandon Barwin.

(5) Julie Rosenberg, the trustee of The Rosenbaum Family Trust, exercises dispositive and voting power with respect to the shares of common stock that The Rosenbaum Family Trust currently owns.

(6) Ali Saffari exercises dispositive and voting power with respect to the shares of common stock that Spinite Pty Ltd. currently owns.

(7) Schindlers Reg Treuunternehmen, the trustee of The Diamond Trust, exercises dispositive and voting power with respect to the shares of common stock that The Diamond Trust currently owns. The managing directors of Schindlers Reg Treuunternehmen are Dieter Wachter, Alex Goodman, Mandy Feldman and Hilton Schindler.

(8) Schindlers Reg Treuunternehmen, the trustee of The Marble Trust, exercises dispositive and voting power with respect to the shares of common stock that The Marble Trust currently owns. The managing directors of Schindlers Reg Treuunternehmen are Dieter Wachter, Alex Goodman, Mandy Feldman and Hilton Schindler.

(9) Schindlers Reg Treuunternehmen, the trustee of The Norwood Trust, exercises dispositive and voting power with respect to the shares of common stock that The Norwood Trust currently owns. The managing directors of Schindlers Reg Treuunternehmen are Dieter Wachter, Alex Goodman, Mandy Feldman and Hilton Schindler.

(10) Andre Dalton exercises dispositive and voting power with respect to the shares of common stock that Exit Out Pty. Ltd. and A.T.D. Finance Pty. Ltd. currently own.

(11) Kurt Dalton exercises dispositive and voting power with respect to the shares of common stock that World Wide Investments (Qld) Pty Ltd. currently owns.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.10 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange or quotation system;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions; and

(f) a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is The Nevada Agency and Trust Company (50 West Liberty Street, Suite 880, Reno, Nevada 49501, telephone: (775) 322-0626).

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling stockholders was passed upon by the law firm of Clark, Wilson, of 800 - 885 West Georgia Street, Vancouver, British Columbia, V6C 3H1 Canada.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Clive Barwin	President, CEO, Secretary and Director	49	July 18, 2003
Brandon Barwin	Vice-President and Director	38	August 1, 2003

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he was employed.

Clive Barwin, President, CEO, Secretary and Director

For the past five years Clive Barwin has acted as a consultant to various computer hardware and software development and marketing companies, and assisted in the establishment of New York Pretzel Company, a retail food concept that manufactured and sold soft pretzels in Canada. In 2002 he also syndicated a real estate venture for the construction of a retail and residential development, 732 Military Road Pty Ltd., in Sydney, Australia.

In 1992 Clive Barwin founded DataWave Systems Inc., a start up high tech company to develop and commercialize wireless technology for the electronic kiosk industry. He was President and CEO from 1992 to 1998, during which time he took the company public on the Vancouver Stock Exchange, and on the Over-the-Counter Bulletin Board. Under his stewardship the company grew from one employee to over 90, with offices in Vancouver, New Jersey, Los Angeles, Orlando, and Texas.

From 1983 to 1992 Clive Barwin was the founder, President and CEO of Modatech Systems Inc., a high tech company started to develop and commercialize software to automate the sales forces of large multi-national companies. The company went public on the Vancouver Stock Exchange, Toronto Stock Exchange and the Over-the-Counter Bulletin Board. He grew the company from one employee to over 150, with offices in Vancouver, Toronto, Los Angeles, New York, Dallas, and Chicago.

Brandon Barwin, Vice-President and Director

Brandon Barwin has been employed in the operations of DataWave Systems Inc. from March 1998 to the present, where he is responsible for all areas of operations which included rollout and installation of over 1000 computerized retail kiosks thought the U.S.

In 2001 Brandon Barwin was promoted to Director of Operations for DataWave and was given the added responsibility of growing the Point of Sale Activation program for Canada. Within 14 months over 2000 new locations had been installed.

Brandon Barwin was the founder, President and CEO of a furniture retail store at Victoria, British Columbia, called Clicks Furniture from November 1989 to January 1998. In addition to Clicks, Brandon assisted in his other family business called Standard Furniture.

Brandon Barwin worked at McDonalds Restaurants Canada from January 1981 to October 1988, as a Regional Manager for the majority of that time.

Committees of the Board

We do not have a separate audit committee at this time. Our entire board of directors acts as our audit committee.

Family Relationships

Brandon Barwin, our vice-president and a director, is a fourth cousin of Clive Barwin, our President, CEO and director.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2003, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares of Common Stock(1)
Clive Barwin(2) 14 John Dykes Avenue, Vaucluse, NSW 2030 Australia	2,700,000 direct 1,800,000 indirect	24%
Brandon Barwin 34 - 11491 7th Avenue, Richmond, British Columbia, Canada V7E 4J5	1,000,000 direct	5.3%
Glynis Sive(2) 14 John Dykes Avenue, Vaucluse, NSW 2030 Australia	1,800,000 direct	9.6%
The Norwood Trust 1st Floor 299 Oxford Street London W1C 2DZ England	1,800,000 direct	9.6%
Directors and Officers(2) (as a group)	5,500,000	29.4%

(1) Based on 18,730,000 shares outstanding as of December 31, 2003.

(2) Includes the 1,800,000 shares held by Glynis Sive disclosed herein. Clive Barwin and Glynis Sive are married. Clive Barwin disclaims any beneficial interest, ownership interest, voting control or investment authority or direction in regards to the shares beneficially owned by Glynis Sive.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 shares of common stock with a par value of $0.001. As at December 31, 2003 we had 18,730,000 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Changes in Control

We are unaware of any contract or other arrangement or provisions of our Articles or by-laws the operation of which may at a subsequent date result in a change of control of our company. There are not any provisions in our Articles or By-laws, the operation of which would delay, defer, or prevent a change in control of our company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We engaged the firm of Farber and Hass, LLP, Certified Public Accountants, to audit our financial statements for the period ended September 15, 2003. There has been no change in the accountants and no disagreements with Farber and Hass, LLP, Certified Public Accountants, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, any interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The financial statements of Melt Inc. included in this registration statement have been audited by Farber and Hass, LLP, Certified Public Accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company's ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Bylaws do not specifically provide for the indemnification of the directors and officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. However, we will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF PROPERTY

Our executive and head offices are located at 14 John Dykes Avenue, Vaucluse, New South Wales, Australia 2030. The offices are provided to us at no charge by Mr. Barwin and are located in his residence. This facility functions as our main administrative facility. We believe our current premises are adequate for our current management functions and we do not anticipate that we will require any additional premises in the foreseeable future.

We have entered into a lease agreement for our first retail location in Westfield Shopping Town in Palm Desert, California. The lease has a term of seven years commencing on November 1, 2003, for which we will pay $4,333 net per month to lease 172.25 square feet of retail space.

DESCRIPTION OF BUSINESS

We were incorporated in the state of Nevada on July 18, 2003 and intend to commence operations as a gelato bar and coffee shop through our wholly-owned subsidiary, Melt (California) Inc. with the launch of our first retail outlet which occurred on November 28, 2003. Our wholly-owned subsidiary, Melt (California) Inc., was incorporated in the State of California on August 6, 2003. We are currently a development stage company.

Our Current Business

We are currently a development stage company. Through our subsidiary, Melt (California) Inc. we intend to own and operate retail gelato bars and coffee shop businesses under the name of "Melt-gelato italiano". We currently have one retail location in operation, located in Palm Desert, California.

Anticipated Sources of Revenue

We anticipate that the majority of our revenue will be generated through the sale of thirty-two flavors of Italian gelato. We also anticipate revenues from the sale of gelato smoothies, Italian iced drinks, specialty coffees and assorted pastries and confections. We will sell our products to consumers through retail locations. Our first location is in Westfield Shopping Town in Palm Desert, California. It is a kiosk style retail outlet of approximately 170 square feet. This initial location opened on November 28, 2003.

Principal Products and Markets

Our primary product will be Italian style gelato. We also intend to sell related confections, specialty coffees and pastries in keeping with our gelato bar/coffee shop concept. We intend to offer our products across the United States retail market. Our target customer will be all families and individuals interested in frozen deserts.

Principal Suppliers

We have entered into an agreement with P.G.I. of Saugatuk, Inc. for the supply of the Italian gelato to our retail locations. The agreement is terminable at the will of either party. We will initially be dependent upon this one supplier for the provision of gelato to be sold by us but we are negotiating with 2 more suppliers. Our reliance on this supplier, as well as industry supply conditions generally, subject us to various risks, including the possibility of a shortage or lack of availability of Italian gelato, quality control problems, increases in costs and lack of control over delivery schedules, any of which would adversely affect our business. In situations where we are unable to rectify supply or quality problems associated with the gelato supplied to us, costly delays could result. Although we believe that our supplier has current manufacturing capabilities to enable it to produce and supply sufficient quantities of gelato, there is no assurance that this will be adequate for future growth. To lessen this risk, we intend to initially contract additional suppliers and later will consider manufacturing our own gelato when we have opened at least six retail locations, which may make manufacturing economically feasible.

Competition

The retail confectionery industry is characterized by intense and substantial competition. We believe that our business will have to compete with large and established ice cream retailers such as Ben & Jerry's, Hagendas, Dreyers, Baskin Robins, Dairy Queen and Stone Cold Creamery Company (information on these companies does not form part of this prospectus), as well as other small to medium sized ice cream and gelato business entities that provide similar products.

A number of our competitors are well established, substantially larger and have substantially greater market recognition, greater resources and broader distribution capabilities than we have. These existing and future competitors may be able to respond more quickly to new or changing opportunities, product and customer requirements than us and may be able to undertake more extensive promotional activities, offer more retail locations to customers and adopt more aggressive pricing policies than we do. Increased competition by these existing and future competitors could materially and adversely affect our profitability.

Growth Strategy

Our plan envisions establishing 12 retail locations in various high traffic areas in our first period of operations ending 31st December 2004. This will be dependent upon actual sales meeting our sales projections. Also depending upon the success of our initial locations, we plan on considering a franchise program to facilitate our expansion in the United States. The seven main states in which we plan to open locations are California, Arizona, Texas, Nevada, New York, Florida and Washington.

Governmental Regulations

We are in the perishable food industry. The development, manufacture and marketing of products sold by us will be subject to extensive regulation by various government agencies, including the U. S. Food and Drug Administration and the U.S. Federal Trade Commission ("FTC"), as well as various state and local agencies. These agencies regulate production processes, product attributes, packaging, labeling, advertising, storage and distribution. These agencies establish and enforce standards for safety, purity and labeling. In addition, other governmental agencies (including the U.S. Occupational Safety and Health Administration), establish and enforce health and safety standards and regulations in the workplace, including those in our retail locations. Our retail locations will be subject to inspection by federal, state, and local authorities. We will seek to comply at all times with all such laws and regulations. We will obtain and maintain all necessary permits and licenses relating to our operations, and will ensure that our facilities and practices comply with applicable governmental laws and regulations. Nevertheless, there is no guarantee that we will be able to comply with any future laws and regulations. Our failure to comply with applicable laws and regulations could subject us to civil remedies including fines, injunctions, recalls or seizures as well as potential criminal sanctions.

As a result of such regulations we may encounter a variety of difficulties or extensive costs, which could delay or preclude us from marketing our products. There can be no assurance that all necessary approvals will be granted or that if granted, any approval will be received on a timely basis. If approvals are not obtained or are delayed, this could have an adverse affect on our business, results of operation and prospects.

Employees

Our President, CEO, secretary and our director, Mr. Clive Barwin, and our vice-president and director, Brandon Barwin, are the key employees of our company. They handle all of the responsibilities in the area of corporate administration, business development and research. In addition, Mr. Clive Barwin also provides us with capital raising services. We also have six employees for the operation of our first retail location in the Westfield Shopping Town in Palm Desert, California.

Intellectual Property

We are not aware that our products or proprietary rights infringe the proprietary rights of third parties. However, from time to time, we may receive notices from third parties asserting that we have infringed their trademarks, copyrights or other intellectual property rights. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any such claims could be time-consuming, result in costly litigation, cause service stoppages or lead us to enter into royalty or licensing agreements rather than disputing the merits of such claims. An adverse outcome in litigation or similar proceedings could subject us to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing products, require disputed rights to be licensed from others, or require us to cease the marketing or use of our products, any of which could have a material adverse effect on our business, operating results and financial condition.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with our consolidated audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 4 of this registration statement.

Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Overview

From the date of our incorporation on July 18, 2003 to the end of the period covered by our audited financial statements, we have not generated any revenues.

The period covered by our audited financial statements is from our incorporation date at July 18, 2003 to September 15, 2003 during which we had no operations and generated no revenue. For this period our operating expenses consisted of organizational fees, which consisted primarily of organizational costs for incorporating our company and our subsidiary; and professional fees, which consist primarily of legal fees and accounting and auditing fees for the audit. The amount incurred by us during the period from July 18, 2003 to September 15, 2003 was $9,000. We estimate that our professional fees going forward will be approximately $30,000 for the twelve month period ending September 30, 2004.

PLAN OF OPERATIONS

Immediate Objectives

Our primary objective in the twelve-month period ending September 30, 2004 will be to further develop and expand our retail store locations and increase sales in such locations as they open.

In our management's opinion, we need to achieve the following events or milestones in the next twelve months in order for us to become a going concern :

- we must complete the construction of at least six retail locations.

- we must successfully market our "Melt" brand of gelato.

- we must attract customers to our retail locations.

Retail Locations

Our business plan envisions opening twelve retail locations during our first fifteen months of operation to December 31, 2004. Our first retail location is in the Westfield Shopping Centre in Palm Desert, California. This is a kiosk style location of approximately 170 square feet that opened on November 28, 2003. In addition to kiosks, we also plan to open traditional "in-line" retail stores. Of our first twelve retail locations, we anticipate that five will be kiosks and seven will be in-line stores. We are currently negotiating lease agreements for a further five retail locations, all of which will be in Southern California if we enter into definitive lease agreements.

Promotion

Our primary promotional campaign will be undertaken through a rewards program. With each store opening we intend to give away approximately 5,000 Club Melt reward cards, which will entitle the prospective customer to a free gelato, and a 10% bonus accumulation for each purchase thereafter. We will also plan to provide and encourage free sample tasting of all our flavors, which will allow prospective customers to taste and understand our product offering.

Other Expenses

We also incurred expenses unrelated to our business operations including legal expenses relating to the preparation of this registration statement. We expect to incur a total of $30,000 in legal expenses related to the preparation and filing of this registration statement. After the effectiveness of this registration statement, we expect our ongoing legal expenses to be significantly reduced, averaging less than $2,000 per month.

Purchase or Sale of Equipment

We anticipate that we will expend $175,000 on average on equipment and leasehold improvements for each retail location that we may open.

Personnel

As of December 31, 2003, Clive Barwin and Brandon Barwin, are the key employees of our company. They handle all of the responsibilities in the area of corporate administration, business development and research. In addition, Clive Barwin, our president and CEO also provides us with capital raising services. We have hired six full-time employees for our first retail location, which opened on November 28, 2003. In the fifteen months ending December 31, 2004 we plan to raise our total number of permanent employees to approximately seventy-two, which would consist of six employees for each retail location that we open. We anticipate the cost of each employee to be employed at our retail locations will be approximately $1,500 per month and we may choose to compensate our employees with consideration other than cash, such as shares of our common stock or option to purchase shares of our common stock.

If our sales and marketing program is successful in building a customer following for our products, we may be required to hire new personnel to expand our operations sooner than anticipated.

Future Operations

Presently, we have no revenues to meet our operating and capital expenses. We have incurred operating losses since inception, and this is likely to continue into the year 2004. Management projects that we will require at least $4,950,000 to fund our proposed expansion program, ongoing operating expenses and working capital requirements for the next fifteen months to December 31, 2004, broken down as follows:

Estimated Funding Required for the Fifteen Months Ending December 31, 2004
Operating expenses Cost of sales	$1,875,000
Marketing	$175,000
General and Administrative	$1,000,000
Capital Cost of opening 12 retail locations (average of $175,000 per location)	$1,750,000
Working capital	$150,000
Total	$4,950,000

On September 15, 2003, we effected an equity private placement of $311,550. These funds enabled us to address our current and ongoing expenses and continue with the marketing and promotion activity connected with the launch of our initial retail location. We anticipate that these funds will be sufficient to satisfy our cash requirements to January 31, 2004. If we require any additional monies after that date, we plan to raise any such additional capital primarily through the private placement of our securities. Further, to the extent that such funds may be available to us, we may also enter into commercial loans or credit facilities.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the consolidated financial statements for the period ended September 15, 2003, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our products, the continuing successful development of our "Melt" branded retail locations, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. We are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to proceed with our expansion program and may not be able to meet our other obligations as they become due.

NEW ACCOUNTING PRONOUNCEMENTS

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The transition provisions do not currently have an impact on our company's financial position and results of operations as our company has no stock-based employee compensation. Our company will adopt the disclosure requirements of SFAS No. 148 if stock-based compensation is awarded to employees.

In June 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Our company has adopted SFAS No. 146. The effect of adoption of this standard does not currently have an impact on our company's results of operations and financial position.

In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation-Transition and Disclosure", an amendment of FASB Statement No. 123, "Accounting for Stock-Based Compensation". This Statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company does not expect any effect on its financial position or results of operations from the adoption of this Statement.

In January 2003, the FASB issued Interpretation 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51". This Interpretation requires a company to consolidate the financial statements of a "Variable Interest Entity" ("VIE"), sometimes also known as a "special purpose entity", even if the entity does not hold a majority equity interest in the VIE. The Interpretation requires that if a business enterprise has a "controlling financial interest" in a VIE, the assets, liabilities, and results of the activities of the VIE should be included in consolidated financial statements with those of the business enterprise, even if it holds a minority equity position. This Interpretation was effective immediately for all VIE's created after January 31, 2003; for the first fiscal year or interim period beginning after June 15, 2003 for VIE's in which a company holds a variable interest that it acquired before February 1, 2003. The Company does not expect any effect on its financial position or results of operations from the adoption of this Interpretation.

In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". This Statement establishes standards for how an issuer of debt or equity classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect any effect on its financial position or results of operations from the adoption of this Statement.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Going Concern

The consolidated audited financial statements included with this prospectus have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, the consolidated audited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the consolidated financial statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

The promoter of our company is our President, CEO and director, Clive Barwin.

On September 15, 2003, we issued 2,700,000 shares of our common stock at $0.0165 per share to Clive Barwin, our President, CEO, secretary and director, in a private placement transaction.

On September 15, 2003, we issued 1,000,000 shares of our common stock at $0.0165 per share to Brandon Barwin, our vice-president and director, in a private placement transaction.

On September 15, 2003, we issued 1,800,000 shares of our common stock at $0.0165 per share to Glynis Sive, wife of Clive Barwin, in a private placement transaction.

Given that we are a start-up, development stage company, we believe that the terms of the foregoing transactions, and the funds provided thereby, was the only manner by which we could generate the funds required to implement the initial stages of our business plan.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no trading market for our common stock. We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into our common stock. None of our issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act of 1933. We are registering 13,230,000 shares of our common stock under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus. There are currently 47 holders of record of our common stock.

We have not declared any dividends on our common stock since the inception of our company on July 18, 2003. There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". "Penny stock" is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

EXECUTIVE COMPENSATION

No executive officer of our company received an annual salary and bonus that exceeded $100,000 during the period from inception (July 18, 2003) to the period ended September 15, 2003. The following table shows the compensation received by our CEO and president for the period from inception (July 18, 2003) to the period ended September 15, 2003.
SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation (1)
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation (1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compen- sation
Clive Barwin President, CEO, Secretary and Director(2)	2003	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1) The value of perquisites and other personal benefits, securities and property for the executive officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2) Clive Barwin became our President, CEO and secretary on July 18, 2003.

We plan on providing salaries to Clive Barwin and Brandon Barwin of $60,000 per year once we begin to receive revenues from operations.

Stock Options and Stock Appreciation Rights

From the date of inception (July 18, 2003) and up to September 15, 2003, we did not grant any stock options or stock appreciation rights to any of our directors or officers and there were no stock options or stock appreciation rights outstanding on September 15, 2003.

Compensation Of Directors

We reimburse our directors for expenses incurred in connection with attending board meetings. We did not pay any other director's fees or other cash compensation for services rendered as a director since our inception to September 30, 2003.

We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

Employment Contracts and Termination of Employment and Change in Control Arrangements

We have not entered into any employment agreement or consulting agreement with our directors and executive officers.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

REPORTS TO SECURITY HOLDERS

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov.

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following financial statements pertaining to Melt Inc. are filed as part of this registration statement:

Audited Financial Statements

Auditor's Report of Farber and Hass, LLP, Certified Public Accountants, dated September 25, 2003.

Consolidated Balance Sheet as at September 15, 2003.

Consolidated Statement of Operations for the period from July 18, 2003 (Date of Inception) to September 15, 2003.

Consolidated Statement of Cash Flows for the period from July 18, 2003 (Date of Inception) to September 15, 2003.

Consolidated Statement of Stockholder's Deficit for the period from July 18, 2003 (Date of Inception) to September 15, 2003.

Notes to the Consolidated Financial Statements.

INDEPENDENT AUDITORS' REPORT

To The Board of Directors and Stockholders Melt Inc. and Subsidiary:

We have audited the accompanying consolidated balance sheet at September 15, 2003 and the related consolidated statements of operations, stockholders' (deficit) and cash flows of Melt Inc. and Subsidiary (a Development Stage Company; the "Company") for the period July 18, 2003 (date of inception) to September 15, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respect, the financial position of the Company at September 15, 2003 and the results of its operations and its cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company forecasts that it will need to raise significant capital to continue operations. This condition raises substantial doubt about its ability to continue as a going concern. Management's plans regarding this matter is described in Note 5. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Farber & Hass, LLP. ----------------------- Oxnard, California

September 25, 2003

MELT INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET
SEPTEMBER 15, 2003

ASSETS

CURRENT ASSETS
Cash in trust account	$ 311,550
Prepaid expenses - accounting fees	,000

TOTAL CURRENT ASSETS	$ 317,550

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accrued professional fees	$ 10,600
Amount due to officer	4,400
Accrued taxes	800

TOTAL CURRENT LIABILITIES	15,800

STOCKHOLDERS' EQUITY
Common stock subscribed, par value $0.001 per share
Authorized - 100,000,000 shares	$ 311,550
Deficit accumulated during the development stage	(9,800)

TOTAL STOCKHOLDERS' EQUITY		301,750

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		$ 317,550

See Accompanying Notes and Independent Auditors' Report.

MELT INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JULY 18, 2003
(DATE OF INCEPTION) TO SEPTEMBER 15, 2003

REVENUE	$ 0

PROFESSIONAL FEES	9,000

LOSS FROM OPERATIONS	(9,000)

INCOME TAXES	800

NET (LOSS)	$ (9,800)

NET (LOSS) PER COMMON SHARE
Basic and diluted	$ ( .00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic and diluted	18,730,000

See Accompanying Notes and Independent Auditors' Report.

MELT INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM JULY 18, 2003
(DATE OF INCEPTION) TO SEPTEMBER 15, 2003

	Common Stock		Common Stock Subscribed	Deficit Accumulated During The Development Stage
	Shares	Amounts

July 18, 2003 (Date of inception)	0	$ 0	$ 0	$ 0

Common stock (18,730,000 shares) subscribed for cash September 15, 2003	0	0	311,550	0

Net (loss) for the period from July 18, 2003 to September 15, 2003	0	0	0	(9,800)

Balance, September 15, 2003	_________	________0	$ 311,550	$ (9,800)

See Accompanying Notes and Independent Auditors' Report.

MELT INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JULY 18, 2003
(DATE OF INCEPTION) TO SEPTEMBER 15, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$ (9,800)
Changes in operating assets and liabilities:	(6,000)
Prepaid expenses	11,400
Accrued expenses and taxes

NET CASH USED IN OPERATING ACTIVITIES	$ (4,400)

CASH FLOWS FROM INVESTING ACTIVITIES

CASH FLOW S FROM FINANCING ACTIVITIES:	311,550
Net proceeds from subscription of common stock	4,400
Borrowings from officer

NET CASH PROVIDED BY FINANCING ACTIVITIES	315,950

NET INCREASE IN CASH IN TRUST ACCOUNT AND BALANCE AT SEPTEMBER 15, 2003	$ 311,550

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Interest paid	$ 0

Taxes paid	$ 0

See Accompanying Notes and Independent Auditors' Report.

MELT INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 15, 2003

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Melt Inc. (hereinafter referred to as the Company) was organized on July 18, 2003, under the laws of the State of Nevada. The Company operates as a holding company for subsidiary operations. The Company's fiscal year end is December 31.

Melt (California) Inc. (hereinafter referred to as Melt (CA) was organized on August 6, 2003, under the laws of the State of California. Melt (CA) will operate gourmet gelaterias in the State of California under the trade name of Melt-Gelato Italiano.

Going Concern

These consolidated financial statements are presented on the basis that the Company is a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The Company forecasts that it will need to raise significant capital in the near future to continue its operations and complete its business plan. This factor raises substantial doubt as to the Company's ability to continue as a going concern.

Principles of Consolidation

The consolidated financial statements include the accounts of Melt Inc. and its wholly owned subsidiary, Melt (California) Inc. All material inter-company accounts and transactions have been eliminated.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all cash in the trust account to be cash equivalents. There are no restrictions to the Company's ability to access the cash held in the trust account.

Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, "Accounting for Income Taxes". As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The income taxes during the period represents the minimum California Franchise tax.

See Accompanying Notes and Independent Auditors' Report.

MELT INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 15, 2003

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net (Loss) Per Share

The Company adopted Statement of Financial Accounting Standards No. 128 that requires the reporting of both basic and diluted (loss) per share. Basic (loss) per share is computed by dividing net (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. In accordance with FASB 128, any anti-dilutive effects on net (loss) per share are excluded.

Pervasiveness of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the Untied States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 DEVELOPMENT STAGE OPERATIONS

As of September 15, 2003, the Company was in the development stage of operations. According to the Financial Accounting Standards Board of the Financial Accounting Foundation, a development stage Company is defined as a company that devotes most of its activities to establishing a new business activity. Through our subsidiary, Melt (CA), we will develop, own and operate retail shops which will sell ice cream (gelato) and coffee to the public. From the date of incorporation the Company has been developing the concept, testing and preparing recipes and searching for retail locations. On November 28, 2003, the Company opened its first retail location in Palm Springs, California.

NOTE 3 INCOME TAXES

A reconciliation of net loss to net taxable loss is as follows:

Net loss per financial statements	$ 9,800
Net tax adjustments:
California taxes	(800)
Professional fees considered organization costs and are not deductible, but amortizable over 5 years	(9,000)
Amortization of organization costs	(750)

Net taxable loss	$ 750

See Accompanying Notes and Independent Auditors' Report.

MELT INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 15, 2003

NOTE 3 INCOME TAXES (CONTINUED)

Deferred Taxes

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considered projected future taxable income and tax planning strategies in making this assessment.

The components of deferred tax assets are as follows:
Net operating loss carryforward	$ 113
Unamortized organization costs	2,137
2,250
Less valuation allowance	(2,250)

Net deferred tax asset	$ 0

A reconciliation of the valuation allowance is as follows:

Balance at date of inception	$ 0
Addition for the period	2,250

Balance, at September 15, 2003	2,250

Tax Carryforwards

The Company has a $750 net operating loss carryforward that expires in 2023.

NOTE 4 STOCKHOLDERS' EQUITY

On September 15, 2003, the Company completed the sale of 18,730,000 shares of common stock in two private placements to foreign investors, subject to certain trading restrictions. The initial private placement consisted of 18,700,000, which were issued as Founders' shares at $0.0165 per share. The second private placement consisted of 30,000 shares issued at $0.10 per share. The shares were issued on September 16, 2003, accordingly, the amount received totaling $311,550 was recorded as "Common Stock Subscribed" in the balance sheet at September 15, 2003. The Company has only one class of stock designated as common.

NOTE 5 MANAGEMENT PLANS (UNAUDITED)

Management's plans to eliminate the going concern situation include, but are not limited to, raising additional equity through private placements of its common stock, secure sufficient debt and generate profits from its initial retail business.

NOTE 6 SUBSEQUENT EVENTS (UNAUDITED)

The Company entered into a lease agreement for its initial retail location in Palm Desert, California. The lease is for 7 years, commencing November 1, 2003, at $4,333 per month. The lease agreement provides for escalations in rent over the term.

The Company is in the process of filing a Form SB-2 with the U.S. Securities and Exchange Commission to register approximately 13.2 million of its outstanding common stock held by non-affiliates.

See Accompanying Notes and Independent Auditors' Report.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Melt, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Melt Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.